Exhibit 99.1
Contact:
Kearstin Patterson
Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Receives Orphan Drug Designation
for rhPDGF-BB Treatment of Osteonecrosis of the Jaw
Franklin, Tenn — February 21, 2007 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced that it has received orphan drug designation from the Food and Drug Administration (FDA) for its protein therapeutic, recombinant human platelet derived growth factor (rhPDGF-BB) for the treatment of Osteonecrosis of the Jaw (ONJ). ONJ is a growing problem in the United States in patients receiving high doses of bisphosphonates for the treatment of severe osteoporosis and other diseases. Orphan drug status, designated to drugs that have the potential to treat rare diseases, provides an accelerated path to FDA approval and seven years of market exclusivity.
“ONJ lesions are often severely painful and debilitating open sores in the mouth for which there are currently no proven therapeutic treatments,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “Based on the ability of rhPDGF-BB to stimulate bone and tissue healing, we believe that rhPDGF-BB has the potential to help these patients. Thus, ONJ represents another potential to leverage our platform rhPDGF technology and be assured of market exclusivity in this indication.”
Orphan drug designation was designed by the FDA to encourage the development of therapeutic products for clinical indications that affect fewer than 200,000 individuals within the United States. Drugs that receive orphan drug designation obtain seven years of marketing exclusivity from the date of drug approval as well as tax credits for clinical investigation costs, marketing application filing fee waivers and assistance from the FDA in the drug development process. Orphan drug designation does require a clinical trial to gain market approval authorization through the New Drug Application (NDA) process.
Osteonecrosis of the Jaw
Osteonecrosis of the Jaw (ONJ) is also known by several other names, such as avascular or aseptic necrosis of the mandible/maxilla, bisphosphonate associated osteonecrosis of the jaw (BON), Jaw Rot, Dead Jaw disease or Bisphossy Jaw. The typical clinical presentation of ONJ includes pain, soft-tissue swelling and infection, loosening of teeth, drainage, and exposed bone. These symptoms may occur spontaneously, or more commonly, at the site of previous trauma, including tooth extraction. Patients may also present with feelings of numbness, heaviness and/or tingling of the jaw. The latter cases may be diagnosed after finding exposed bone in the jaw which doesn’t heal following use of current therapies.
Biology of rhPDGF
BioMimetic’s product and product candidates use rhPDGF-BB (recombinant human Platelet-Derived Growth Factor), one of the principal wound healing stimulators in the body. The Company believes that rhPDGF-BB is well suited for various therapeutic applications due to its stimulation of a broad spectrum of cellular events critical for the initiation and progression of healing of musculoskeletal tissues including bones, tendons, ligaments and cartilage. rhPDGF-BB acts like a magnet to attract cells necessary for tissue healing through a process known as chemotaxis, while also stimulating an increase in the number of healing cells through a process known as mitogenesis, thereby expanding the number of cells available for the repair process. In addition, published in vivo and in vitro studies demonstrate that rhPDGF-BB may enhance processes important in new blood vessel formation at the wound site, a process called angiogenesis which is critical for wound healing.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidate GEM OS1 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, associate director of corporate communications, at 615-236-4419.